Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:09 PM 11/15/2017	CERTIFICATE OF AMENDMENT
FILED 02:09 PM 11/15/2017	OF
SR 20177100985 - File Number 5081043	CERTIFICATE OF INCORPORATION OF OPHTHALIX INC. (A Delaware Corporation)

OPHTHALIX INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That upon filing of this Certificate of Amendment, Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Wize Pharma, Inc.”

SECOND: That upon filing of this Certificate of Amendment, Section 3.1(i) of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

“(i) The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.”

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 10, 2017, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

FOURTH: The remaining provisions of the Certificate of Incorporation, including without limitation the remaining provisions of Article III, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its interim Chief Executive Officer this 15th day of November, 2017.

OPHTHALIX INC.
a Delaware corporation

By:	/s/ Pnina Fishman
Pnina Fishman, Interim CEO